Exhibit 10.23

WAREHOUSING AND DISTRIBUTION AGREEMENT

12/21/2009

Storer:		Services Provided at:
JOES JEANS		DEPENDABLE DISTRIBUTION CENTERS
5901 S. EASTERN		2555 E. OLYMPIC BLVD
COMMERCE, CA 90040		LOS ANGELES, CA 90023
Contact:
Phone: 323-837-3700	Fax: 323-837-3790	Phone: 323-526-2200	Fax: 323-526-2201
E-Mail:

Product(s) to be stored: Jeans

FUNCTION	Rate	Per
Source:
STORAGE, for Office, LA warehouse and Commerce warehouse	$0.65	SQ FT
Minimum Renewal Storage	$500.00	Month

Labor DDC Personnel	145%	Hourly
Labor Temporary Personnel	140%	Hourly
Forklift Billed per machine hour	$8.45	Hourly
Move in estimated at 65 people for 2 days at 10 hours	$40,000.00	Estimate

Conditions

1.	All bills due and payable within 30 days of invoice. Based on approved credit.
2.	Account subject to review within 90 days of first inbound shipment.
3.	Subject to a minimum 3% annual increase.
4.	Original storage: Square footage will be assessed by a monthly measure of space used.
5.	Renewal storage: Based on space used when measured
6.	Assumption — Pricing based on account profile.
7.	All request (other than EDI normal order transmissions) must be in writing; no verbal authorizations.

ACCEPTANCE - Shipment of goods to Dependable constitutes acceptance of agreement by storer.

JOES JEANS			DEPENDABLE DISTRIBUTION CENTERS

Signature:	/s/ Marc Crossman		Signature:	/s/ Steve Willis

Print:	Marc Crossman		Print:	Steve Willis

Title:	President & CEO	Date: 1/8/2010	Title:	Director of Warehouse	Date: 1/8/2010

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ADDITIONAL SERVICES AND CHARGES

The rates submitted below are chargeable as specified in the attached Terms and Conditions for Warehousing and Distribution.  Any services not specified below will be charged the applicable hourly rate.

Function	Rate	Per

Wood pallets #2 grade	$5.00	Pallet
Pallet Wrap	$2.00	Pallet

LIABILITY

DDC shall not be liable for any loss or injury to goods stored, however caused, unless such loss or injury resulted from the failure of DDC to exercise such care in regard to the goods as a reasonably careful person would exercise under the circumstances, and DDC is not liable for damages which could not have been avoided by the exercise of such care.  DDC assumes no responsibility for goods resting in rail cars, trucks or containers.  Rates and charges do not include fire or other insurance.  Merchandise stored is not insured for Storer by DDC.

CHARGE BACKS

Our policy is not to pay chargebacks unless we have adjusted the rate to compensate us for this contingency.  While we have not included chargebacks in your pricing, we will agree to cover cost of labor and transportation on chargebacks that have occurred as a direct result of our failure to follow instructions or stated procedure.

LIABILITY LIMITATION

In the case of goods lost, damaged, or consequential damages, due to causes for which DDC is responsible, as adjudged by a court of competent jurisdiction, the measure of damages stipulated herein shall be applied.  That measure shall be the manufacturer’s cost of the damaged goods; in no instance shall the amount of the damage awarded exceed twenty-five (25) times the base storage rate per unit stored.  The base storage rate is the storage rate per unit received as described on the applicable warehouse receipt, unless Storer declares excess value at the time goods are tendered for storage.  In the event storage is on a square foot basis, the base storage rate will be calculated by dividing the monthly inventory by the monthly space charges.  Rates quoted are on the basis of this maximum monetary liability; where excess valuation is declared, there shall be a charge of two and one-half percent (2 ½ %) per month of the total valuation in addition to the base storage rate.  Warehouseman shall receive a shrinkage allowance of .33% of the total inventory throughput of the facility over the previous 24 months.   Overages and shortages will be combined to determine shrinkage.

STORER’S CLAIMS

As a condition precedent to recover, claims for loss or damage must be made in writing by registered or certified mail within thirty (30) days after delivery of the last package of the lot in DDC’s possession. Liability is limited to the landed cost to DDC.

ACCEPTANCE

Shipment of goods to Dependable constitutes acceptance of Agreement by Storer.  Quotation void if not accepted by Storer within 60 days from date of quote/contract.  If merchandise received or assumptions differ from those described herein, rates will be revised accordingly.

JOES JEANS			DEPENDABLE DISTRIBUTION CENTERS

Signature:	/s/ Marc Crossman		Signature:	/s/ Steve Willis

Print:	Marc Crossman		Print:	Steve Willis

Title:	President & CEO	Date: 1/8/2010	Title:	Director of Warehouse	Date: 1/8/2010

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STANDARD WAREHOUSE TERMS AND CONDITIONS

The property described on this receipt is stored and handled in accordance with the terms and conditions of the Contract and Rate Quotation. These Contract and Rate Quotation terms and conditions are repeated below for the convenience of the storer and others having an interest in the property.

ACCEPTANCE –Sec. 1 and rate quotation

(a)      This contract including accessorial charges endorsed on or attached hereto must be accepted within 30 days from the proposal date by signature of depositor on the reverse side of the contract. In the absence of a written acceptance, the act of tendering goods described herein for storage or other services by warehouseman within 30 days from the proposal date shall constitute such acceptance by depositor.

(b)     In the event that goods tendered for storage or other services do not conform to the description contained herein, or conforming goods are tendered after 30 days from the proposal date without prior written acceptance by depositor as provided in paragraph (a) of this section, warehouseman may refuse to accept such goods. If warehouseman accepts such goods, depositor agrees to rates and charges as may be assigned and invoiced by warehouseman and to all terms of this contract.

(c)      This contract may be cancelled by either party upon 30 days written notice and are cancelled if no storage or other services are performed under this contract for a period of 180 days.

SHIPPING – Sec. 2

Depositor agrees not to ship goods to warehouseman as the named consignee. If in violation of this agreement, goods are shipped to warehouseman as named consignee, depositor agrees to notify carrier in writing prior to such named as consignee is a warehouseman and has no beneficial title or interest in such property and depositor further agrees to indemnity and hold harmless warehouseman from any and all claims for unpaid transportation charges, including undercharges, demurrage, detention or charges of an nature, in connection with goods so shipped. Depositor further agrees, that if it all fails to notify carrier as required by the next preceding sentence warehouseman shall have the right to refuse such goods. Depositor agrees that all promises contained in this section will be binding on the depositor’s heirs, successors and assigns.

TENDER FOR STORAGE – Sec. 3

All goods for storage shall be delivered at the warehouse properly marked and packaged for handling. The depositor shall furnish at or prior to such delivery, a manifest showing marks, brands, or sizes to be kept and accounted for separately, and the class of storage and other services desired.

STORAGE PERIOD AND CHARGES – Sec. 4

(a)     All charges for storage are per package and or other agreed upon unit per month.

(b)     Storage charges become applicable upon the date that warehouseman accepts care, custody and control of the goods, regardless of unloading date or date of issue of warehouse receipt.

(c)      If space is required beyond that which is dedicated specifically to Joe’s Jeans, a charge per square foot will be applied to the additional space as follows:  $.0.65 per square foot if received on the 1st through the 15th of the month, and $0.325 per square foot if received from the 16th through the last day of the month.  A full month’s storage charge will apply to all goods in storage the first day of the next and succeeding calendar months in the event depositor exceeds the dedicated footprint of the space from the prior month.

(d)     Intentionally Omitted.

TRANSFER, TERMINATION OF STORAGE, REMOVAL OF GOODS – Sec. 5

(a)      Instructions to transfer goods on the books of the warehouseman are not effective until delivered to and accepted by warehouseman, and all charges up to the time of transfer is made are chargeable to the depositor of record.

(b)     The warehouseman reserves the right to move, at his expense, 14 days after notice is sent by certified or registered mail to the depositor of record or to the last known holder of the negotiable warehouse receipt, any goods in storage from the warehouse in which they may be stored to any other of his warehouses; but if such depositor or holder takes delivery of his goods in lieu of transfer, no storage charge will be made for the current storage month.

(c)      The warehouseman may, upon written notice to the depositor of record and any other person known by the warehouseman to claim an interest in the goods, require the removal of any goods by the end of the next succeeding storage month. Such notice shall be given to the last known place of business or abode of the person to be notified. If goods are not removed before the end of the next succeeding storage month, the warehouseman may sell them in accordance with applicable law.

(d)     DDC recognizes and agrees that it will execute a separate agreement in favor of lender for Joe’s Jeans, Inc. regarding security interest, warehousemen’s lien, and responsibility for outstanding warehouse charges for goods stored at its premises under this Agreement and for all services provided by DDC.

(e)      Intentionally Omitted

Utilities – Sec. 6

(a)     DDC’s baseline electrical cost is $2150.00 per month. DDC will invoice Joes Jeans, Inc. to off-set the amount of that months electrical bill in excess of the baseline electrical cost.  DDC’s baseline natural gas cost is $50.00 per month. DDC will invoice Joes Jeans, Inc. to off-set the amount of that months natural gas bill in excess of the baseline natural gas cost.

(b)     Intentionally Omitted

(c)      Intentionally Omitted

(d)     Intentionally Omitted

(e)     Intentionally Omitted

INVENTORY RECONCILIATION DELIVERY REQUIREMENTS – Sec. 7

(a)     No goods shall be delivered or transferred except upon receipt by the warehouseman of complete instructions properly signed by the depositor. However, when no negotiable receipt is outstanding, goods may be delivered upon instructions by telephone in accordance with a prior written authorization, but the warehouseman shall not be responsible for loss or error occasion thereby.

(b)     When a negotiable receipt has been issued no goods covered by that receipt shall be delivered, or transferred on the books of the warehouseman, unless the receipt, properly endorsed, is surrendered for cancellation, or for endorsement or partial delivery thereon. If a negotiable receipt is lost or destroyed, delivery of goods may be made only upon order of a court of competent jurisdiction and the posting of security approved by the court as provided by law.

(c)     When goods are ordered out a reasonable time shall be given the warehouseman to carry out instructions, and if he is unable because of acts of God, war, public enemies, seizure under legal process, strikes, lockouts, riots and civil commotions, or any reason beyond the warehouseman is not liable, or because of any other excuse provided by law, the warehouseman shall not be liable for failure to carry out such instructions and goods remaining in storage will continue to be subject to regular storage charges.

Tennant Improvements, Security Cameras, Parking, HVAC and Security Services – Sec. 8

(a)     DDC and Joes Jeans, Inc. have agreed to equally share in all expenses for the cosmetic improvements of the office space occupied by Joe’s Jeans, Inc. at 2901 Eastern Ave., Commerce, CA 90040. These improvements shall be limited to the cost of Painting, Carpeting, Tiling and Fencing this space in preparation for occupancy.

(b)     Joe’s Jeans, Inc. has agreed to install security cameras in conjunction with DDC’s Security Consultant at their own expense. Joes Jeans, Inc. will remove these cameras at the completion of the Tenancy.

(c)     DDC shall provide 5 designated parking spot immediately adjacent to the occupied space in Commerce CA. The remaining visitor parking and roof top parking shall be communal and accessed by Joe’s Jeans personnel on an as available basis.

(d)     Solutions to provide HVAC in the cutting area will be investigated. The cost of temporary HVAC will be borne by Joe’s Jeans, Inc and removed at the completion of the Tenancy. The cost of permanent HVAC will be shared equally by Joe’s Jeans and DDC.

(e)     Security Services shall be provided to Joes Jeans, Inc personnel Monday to Friday from 8 AM to 8 PM. The cost of these services shall be billed by DDC to Joe’s Jeans, Inc without mark-up. Joe’s Jeans, Inc will pay this invoice without set-off within 7 days of receipt.

(f)     Joe’s Jeans, Inc. has agreed to install a heater in conjunction with DDC’s maintenance staff at their own expense. Joes Jeans, Inc. will remove these heaters at the completion of the Tenancy.

(f)     Joe’s Jeans, Inc. has agreed to patch and paint any holes in the walls, clean the carpet and leave any data/phone lines placed in the facility at the completion of the Tenancy.

BONDED STORAGE – Sec. 9

(a)     A charge in addition to regular rates will be made for merchandise in bond.

(b)     Where a warehouse receipt covers goods in U.S. Customs bond, such receipt shall be void upon termination of the storage period fixed by law.

LIABILITY – Sec. 10

(a)     Goods which are subject to damage through temperature or humidity changes or other causes incident to general storage will be received in general storage only at depositor’s risk for such damage as might result from general storage conditions.

(b)     Warehouseman and depositor mutually agree to furnish each other with waivers of the rights of subrogation of their respective insurance carriers of their fire and extended coverage policies.

MINIMUM CHARGES – Sec. 11

(a)     A minimum handling charge per lot and a minimum storage charge per month will be made. When a warehouse receipt covers more than one lot or when a lot is in assortment, a minimum charge per mark, brand, or variety will be made.

(b)     A minimum monthly charge or one account for storage and/or handling will be made. The charge will apply also to each account when one customer has several accounts, each requiring separate records and billing.

LIABILITY AND LIMITATION OF LOSS OR DAMAGES – Sec. 12

(a)     The warehouseman shall not be liable for any loss or injury to goods stored however caused unless such loss or injury resulted from the failure by the warehouseman to exercise such care in regard to them as a reasonably careful man would exercise under like circumstances and warehouseman is not liable for damages which could not have been avoided by the exercise of such care.

(b)     Goods are not insured by warehouseman against loss or injury however caused.

(c)     The depositor declares that damages are limited to (25) twenty-five times monthly storage rate of the specific damaged goods provided, however, that such liability may at the time of acceptance of this contract in section 1 be increased on part or all of the goods, however in which event a monthly charge of 2.5% of the insured value of the goods will be made in addition to the regular monthly storage charge.

(d)     All goods under the responsibility of the warehouse company are at owner’s risk of loss or damage caused by fire, wind, water, sprinkler leakage, rats, mice, vermin, leakage, or providential causes or by enemies of Government, or mobs, or breakable goods not properly packed, or from any cause beyond the control of this warehouseman. The responsibility of the warehouseman is defined by the Laws of the State. The warehouseman will assume no responsibility for concealed damage, leakage, variation in weights, or for loss in weights or by reason of defective or insufficient containers, or delays, whether occurring while goods are in storage or are being handled, nor for failure to detect or remedy same, not for loss or delays caused by strikes or civil commotions.

(e)     Warehouseman shall not be liable for any loss or damage resulting from any act of God including but not limited to, recouping, re-palletizing, or put away costs.

NOTICE OF CLAIM AND FILING OF SUIT – Sec. 13

(a)     Claims by the depositor and all other persons must be presented in writing to the warehouseman within a reasonable time, and in no event longer than either 60 days after delivery of the goods by the warehouseman or 60 days after depositor of record or the last known holder of a negotiable warehouse receipt is notified by the warehouseman that loss or injury to part or all of the goods has occurred, whichever time is shorter.

(b)     No action may be maintained by the depositor or others against the warehouseman for loss or injury to the goods stored unless timely written claim has been given as provided in paragraph (a) of this section and unless such action is commenced either within nine months after date of delivery by warehouseman or within nine months after depositor of record or the last known holder of a negotiable warehouse receipt is notified that loss or injury to part or all of the goods has occurred, whichever time is shorter.

(c)     When goods have not been delivered, notice may be given of known loss or injury to the goods by mailing of a registered or certified letter to the depositor of record or to the last known holder of a negotiable warehouse receipt. Time limitations for presentation of a claim in writing and maintaining of action after notice begin on the date of mailing of such notice by warehouseman.

ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO THIS CONTRACT.

Nothing entered hereon shall be constructed to extend the warehouseman’s liability beyond the standard care specified in Section 12 above.

DDC COLLECTION POLICY

This memo clarifies the DDC Collection Policy.

The following are primary examples in which your account can be placed on a ‘HOLD’ status:

A. If you’re balance due is over 30 days.

B. Whenever you’re statement balance exceeds the value of the inventory on hand.

C. If your operational requests require a large amount of labor expenses in terms of regular and overtime in a short period of time measured in terms of a couple of days or one week at the most.

D.  If you request a total release of your inventory with or without notice.

E. Outstanding and/or unresolved balances with other Dependable Divisions.

F. An invoice in question not being paid, rather than just not paying the portion in question.

If your account is placed on ‘HOLD’ because of any of reasons listed above, we need your personnel to contact our collections person and work through each outstanding invoice.

On cleanout/move out situations prior to month end, we will provide the balance currently due and inform you of any additional invoices yet to be generated so the amount will be included in your final payment.

Normally a company check is acceptable to offset the outstanding balanced due.

However, if the balance of inventory does not cover the amount owed or there is a cleanout situation, DDC will not release the inventory requested until the payment has cleared into our account. This situation has been known to take up to ten working days from the receipt of a check to posting into our bank account. The preferred manner to reduce the delay factor to immediate is to wire transfer the amount owed using our banking information, which will be provided upon request. DDC will also accept a cashier’s check or payment by Visa or MasterCard.